Exhibit (2)

BYLAWS of

FORTUNE V SEPARATE ACCOUNT OF

of Universal Life Insurance Company

ARTICLE I

GENERAL

Section l. Interpretation Clause. In these By-Laws, unless the subject or context otherwise requires, the words standing in the first column of the table next hereinafter contained shall bear the meaning set opposite to them respectively in the second column thereof:

Section 2. Definitions.

l.	‘‘The Code”: The Puerto Rican Insurance Code.

2.	‘‘These By-Laws”: These By-Laws of the Account as originally framed or as altered from time to time at a duly constituted meeting of Stockholders or Directors.

3.	‘‘The Directors”: The Directors for the time being of the Account.

4.	‘‘The Office”: The principal office far the time being of the Account.

5.	‘‘The Seal”: The Corporate Seal of the Account.

6.	‘‘The Secretary”: Any person appointed to perform the duties of the Secretary of the Account and shall include any Assistant or Deputy Secretary and any person appointed to perform the duties or any particular duty of the Secretary temporarily.

7.	‘‘The Corporation”: Universal Life Insurance Company, formerly Eastern America Life Insurance Company.

8.	‘‘The Account”: The Fortune V Separate Account of Universal Life Insurance Company.

9.	“Month”: Calendar Month.

10.	“Paid up”: This shall include “credit as paid up”

11.	“The Register”: The Register of Stockholders to be kept as required by the Code.

12.	“In writing”: Shall include printed, lithographed, typewritten, photographed and visibly represented or reproduced by any other mode, including telex and cable.

13.	“Shares”: Shares of the Capital Stock of the Corporation.

14.	“Appointment”: Shall include election and reappointment.

Words importing the singular number only shall include the plural number, and the converse shall also apply.

Words importing the masculine gender only shall include the feminine gender, and Words importing persons shall include corporations. Subject as aforesaid, “any words or expressions defined in the Code shall, except where the subject or context forbids, bear the same meanings in these By-Laws.

The marginal notes are inserted for convenience and shall not affect the construction of these By-Laws.

ARTICLE II

BOARD OF DIRECTORS

Section l. Powers. The business of the Account shall be administered by a Board of Directors of the Account which shall be composed of THREE (3) directors, elected as specified in these By-Laws. The Board of Directors may exercise all the powers of the Account, except as may be otherwise provided by Statute, the Certificate of Incorporation or in these By-Laws.

Section 2. Qualification of Directors. No person shall be elected as a director of the Account, or serve in that capacity, unless said person shall:

(a)	have never been adjudicated a bankrupt, and,

(b)	have never been convicted of an offence involving moral turpitude

The majority of the Board of Directors shall be residents of and actually reside in Puerto Rico. At least two thirds of the directors shall be citizens of the United States.

Section 3. Election of Directors: Vacancies. The entire Board of Directors of the Account shall be elected each year at the regular annual meeting of the stockholders of the Corporation and each director shall hold office until his successor shall have been duly elected and qualified at the next regular annual meeting of the stockholders of the Corporation, as provided by these By-Laws, or until he shall have resigned or shall have been removed from office.

Vacancies occurring in the Board of Directors ofthe Account by reason of an increase in the number of Directors through amendment to the By-Laws, or far any other reason, shall be filled by the vote of a majority of the remaining directors even though such majority is less than a quorum.

All elections whether by stockholder or by directors, shall be by ballot.

At every election of directors by the stockholders of the Corporation, the President, or any other presiding officer of the Corporation at the meeting shall appoint three inspectors to supervise the election from among the persons present at the election. Such inspectors shall have the following duties and responsibilities:

a.	Examination of Proxies and determination of the validity thereof.

b.	Determination of right to vote;

c.	Directing the vote;

d.	Examination and count of votes cast

e.	After the election has been held, the inspectors shall endorse all ballots, letters and other election documents coming into their possession, in a sealed package and leave such package with the Corporation’s President.

Section 4. Regular Meetings of the Board of Directors. After each regular annual meeting of stockholders at which a Board of Directors of the Account shall have been elected, the Board of Directors of the Account so elected shall meet as soon as practicable for the purpose of organization and the transaction of business.

Other regular meetings of the Board of Directors of the Account shall be held at such places, as may be designated by the Board of Directors of the Account.

Section 5. Special Meetings of the Board of Directors. Special meetings of the Board of Directors of the Account may be called at any time by the Chairman of the Board, the President, or by a majority of the Directors, in writing, or in emergency situations, by telephone.

Section 6. Notice of Meetings. Except as provided in Section 4 of this ARTICLE II, notice of the place, day and hour of every regular and special meeting shall be given to each Director at least twenty-four hours before the meeting, by delivering the notice to him personally, or by sending it to him by cable or telex, or by having the notice delivered at his residence or usual place of business, or alternatively, by mailing such notice, postage prepaid, to his last known post office address, according to the records of the Corporation or he Account. In emergency situations notice of a special meeting of the Board of Directors of the Account may be given by telephone with less than 24 hours prior notice. Any meeting of the Board of Directors of the Account, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

No notice of any meeting of the Board of Directors of the Account need be given to any Director who attends, or to any Director, who, in writing, executed and filed with the records of the meeting either before or after the holding thereof, waives such notice.

Section 7. Quorum At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business. Except as otherwise may be provided by Statute, by the Certificate of Incorporation or in the By-Laws, the vote of the majority of such a quorum at a duly constituted meeting shall be sufficient to elect and pass any measure. In the absence of a quorum, the directors present, by a majority vote and without notice other than by announcement, may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified

Section 8. Compensation. By resolution of the Board of Directors of the Account a fixed sum and expenses of attendance, not exceeding any limit provided by law, may be allowed to Directors of the Account forattendance at eachregular meeting of the Board of Directors of the Account, but Directors as such shall not receive any other compensation for their services; provided.

Section 9. Borrowing Powers of Directors. The Directors of the Account shall not have any borrowing powers.

Section 10. Powers of Attorney. The Directors of the Account may from time to time and at any time by power of attorney appoint, in order to transact any business or execute any instruments in Puerto Rico or abroad, any Corporation, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Account for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these By-Laws) and for such period and subject to such conditions as they may think fit, including power to appear before all proper authorities and make all necessary declarations so as to enable the Account’s operations to be validly carried on, in Puerto Rico or abroad, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

Section 11. Power to Delegate. The Directors of the Account may delegate any of their powers to committees: any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

ARTICLE III

OFFICERS

Section l. Election. The Board of Directors of the Account shall elect the officers of the of the Account at its first meeting after each annual meeting of the directors.

The officer shall consist of a President and Chief Executive Officer, a Secretary, and a Treasurer and Chief Financial Officer, who must be chosen and appointed by the Directors, and, whenever deemed advisable by such Board of Directors, one or more additional officers such as Vice- Presidents, Assistant Secretaries, and Assistant Treasurers. Each officer shall hold office until the first meeting of the Directors following the annual meeting of stockholders next succeeding his election, and until his successor shall have been duly elected, or until he shall have resigned or shall have been removed. Any vacancy in any of the above offices may be filled for the unexpired portion of the term by the Board of Directors of the Account, at any regular or special meeting.

Section 2. President and Chief Executive Officer. Subject to the control and to the authority granted to him by the Board of Directors of the Account, the President and Chief Executive Officer shall undertake the general administration and supervision of the business of the Account. He shall inform the Board of Directors at their regular meetings of the business and financial position of the Account and submit for their approval the annual report and accounts for subsequent submission to the Board of Directors of the Account at the regular annual meeting.

Section 3. Treasurer and Chief Financial Officer. The Treasurer and Chief Financial Officer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Account and shall deposit or cause to be deposited, in the name of the Account, all monies or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Directors of the Account, and shall provide, whenever requested by the Board of Directors, the Chairman of the Board or the President an account of the financial condition of the Account and in general he shall perform all the duties incident to the office of the Treasurer and Chief Financial Officer of a corporation and such other duties as may be assigned to him by the Board of Directors of the Account, the Chairman of the Board or the President.

Section 4. Secretary. The Secretary shall give, or cause to be given, notice of all meetings of the Board of Directors of the Account, and all other notices required by law or by these By-Laws. He shall attend all meetings of the Board of Directors, shall act as clerk thereof, and record all votes and the minutes of all proceedings in a book or books kept for that purpose. He shall perform such other duties as may be prescribed by these By-Laws, the Board of Directors or the President.

Section 5. Anti-Money Laundering Officer. The Anti-money Laundering Officer shall implement compliance programs, drafting of compliance policies, and the analysis of regulations; responsible for coordinating and monitoring AML compliance programs, assisting in developing, implementing, maintaining and enhancing the anti-money laundering policies, procedures, and controls of the organization, analyze AML regulatory questions and make policy recommendations; develop, implement, and maintain ongoing AML training programs for employees; assist in the risk assessment of products, services, and customers.

ARTICLE IV

MISCELANEOUS

Section 1. Signing of Checks. All checks, promissory notes, drafts, bills of exchange and other instruments, and all receipts for moneys paid to the Account, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

Section 2. Declaration of Dividends. No dividends shall be declared from the Account.

Section 3. Auditors. Auditors shall be appointed and their duties regulated in accordance with any relevant Statute or charter approved.

Section 4. Fiscal Year. The fiscal year of the Account shall begin on January 1 (except for the first fiscal year which shalt commence on the date of incorporation) and end on December 31 in each year.

Section 5. Annual Reports. A full and true statement of the affairs of the Account shall be submitted at the annual meeting of the Directors and filed (within twenty days thereafter) at the principal office of the Account. Such statement shall be prepared by such officer or officers of the Account as the President may direct.

Section 6. The Seal. The Board of Directors shall provide a suitable seal, bearing the name of the Account which shall be in charge of the Secretary.

Section 7. Voting Upon Shares in Other Corporation. Any shares in other corporations or associations, which may from time to time be held by the Account, may be voted at any meeting of the Directors in accordance with procedures approved by the President of the Account, or by proxy or proxies appointed by the President of the Account. The Board of Directors, however, may by resolution appoint some other person or persons who shall be entitled to vote such shares upon the production of a certified copy of such resolution.

Section 8. Notices to Directors. A notice may be given by the Account to any director either personally, by telex and failing this by sending it by mail to, him or to his registered address, or by delivering it to or leaving it at such registered address. Where a notice is sent by mail, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the notice, and to have been effected upon placing said notice in the mail.

Section 9. Amendments. These By-Laws may be altered, amended or repealed and new By-Laws may be adopted by the affirmative vote of the majority of the directors of the Account or directors or stockholders of the Corporation voting at any duly constituted meeting called for and constituted for such purpose, or at the annual stockholder meeting.

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